UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Crown Castle International Corp.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

22822710

(CUSIP Number)

David N. Brooks, Esq.

General Counsel

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

(212) 798-6100

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

COPY TO:

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

June 28, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 22822710		Page 2 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FRIT PINN LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 3 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FRIT Holdings LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 4 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Registered Investment Trust
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2000-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2000-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2000-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 5 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Pinnacle Investment Fund LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) IV

SCHEDULE 13D

CUSIP No. 22822710		Page 6 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Advisors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) IA

SCHEDULE 13D

CUSIP No. 22822710		Page 7 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert H. Gidel
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -24,753-*
	8	SHARED VOTING POWER -8,752-**
	9	SOLE DISPOSITIVE POWER -24,753-*
	10	SHARED DISPOSITIVE POWER -8,752-**
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -33,505-***
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) IN

*	In his capacity as Managing Member of Liberty Partners, LLC.
**	In his capacity as a trustee of the Robert H. Gidel Revocable Trust.
***	24,753 shares in his capacity as Managing Member of Liberty Partners, LLC and 8,752 shares in his capacity as a trustee of the Robert H. Gidel Revocable Trust.

SCHEDULE 13D

CUSIP No. 22822710		Page 8 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2000-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2000-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2000-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the holder of all issued and outstanding shares of beneficial interest of Fortress Registered Investment Trust.

SCHEDULE 13D

CUSIP No. 22822710		Page 9 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Fund MM LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2000-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2000-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2000-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the managing member of Fortress Investment Fund LLC.

SCHEDULE 13D

CUSIP No. 22822710		Page 10 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIT GSL LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 11 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIT Holdings LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 12 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Trust II
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -464-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -464-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -464-
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D

CUSIP No. 22822710		Page 13 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Fund II LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -464-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the holder of a majority of the issued and outstanding shares of beneficial interest of Fortress Investment Trust II.

SCHEDULE 13D

CUSIP No. 22822710		Page 14 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Fund MM II LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -464-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the managing member of Fortress Investment Fund II LLC.

SCHEDULE 13D

CUSIP No. 22822710		Page 15 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG LLC (formerly known as Fortress Investment Group LLC)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2464-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* 2000 shares solely in its capacity as the managing member of Fortress Fund MM LLC and 464 shares solely in its capacity as the managing member of Fortress Fund MM II LLC.

SCHEDULE 13D

CUSIP No. 22822710		Page 16 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Operating Entity I LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2464-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as holder of all of the issued and outstanding shares of beneficial interest of FIG LLC.

SCHEDULE 13D

CUSIP No. 22822710		Page 17 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FIG Corp.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2464*-
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as the general partner of Fortress Operating Entity I LP.

SCHEDULE 13D

CUSIP No. 22822710		Page 18 of 35 Pages
1		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fortress Investment Group LLC (formerly known as Fortress Investment Group Holdings LLC)
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(See Instructions)		(a) ☐
(b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS (See Instructions) Not Applicable
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -2464-*
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -2464-*
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -2464-*
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14		TYPE OF REPORTING PERSON (See Instructions) OO

* Solely in its capacity as holder of all of the issued and outstanding shares of beneficial interest of FIG Corp.

This Amendment No. 1 to the Schedule 13D filed by the Reporting Persons on January 2, 2007 (the "Original Schedule 13D") is being filed to report the sale of 30,419,617 shares of common stock, par value $0.01 per share, of Crown Castle International Corp., a Delaware corporation. This transaction is described more fully under Items 4 and 5. Terms defined in the Original Schedule 13D previously filed have the same meanings in this Amendment.

Item 2.	Identity and Background

The following new information is added to Item 2, subclause (a):

Subsequent to the filing of the Original Schedule 13D, the entity referred to therein as "Fortress Investment Group LLC" changed its name to "FIG LLC" and the entity referred to therein as "Fortress Investment Group Holdings LLC" changed its name to "Fortress Investment Group LLC." Annex A to the Original Schedule 13D is amended and restated in its entirety as set forth in Amended and Restated Annex A attached hereto.

Item 4.	Purpose of Transaction.

The following new information is added to Item 4:

On June 28, 2007, (i) FRIT PINN LLC, FRIT Holdings LLC, Fortress Registered Investment Trust, Fortress Pinnacle Investment Fund LLC, and FIT GSL LLC (collectively, the "Selling Shareholders") and certain other selling shareholders named therein, (ii) Morgan Stanley & Co. Incorporated, Allen & Company LLC, and Banc of America Securities LLC, (as representatives for the underwriters named therein, collectively, the "Underwriters") and (iii) the Issuer entered into an Underwriting Agreement (the "Underwriting Agreement") pursuant to which the Selling Shareholders agreed to sell an aggregate of 30,419,617 shares of Common Stock to the Underwriters at $35.30 per share. The foregoing description of the Underwriting Agreement is not intended to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed with the Securities and Exchange Commission on June 29, 2007 as Exhibit 10.1 to the Issuer's Current Report on Form 8-K, and incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer

The following new information is added to the applicable subclauses of Item 5:

(a), (b), (c), (e) As a result of the sale by the Selling Shareholders pursuant to the Underwriting Agreement, which was completed on July 5, 2007, each Reporting Person beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6.                Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The following new information is added to Item 6:

On June 28, 2007, the Selling Shareholders, the Underwriters, the Issuer and certain other parties entered into the Underwriting Agreement pursuant to which the Selling Shareholders agreed to sell an aggregate of 30,419,617 shares of Common Stock to the Underwriters at $35.30 per share. The foregoing description of the Underwriting Agreement is not intended to be complete and is qualified in its entirety by reference to the Underwriting Agreement filed with the Securities and Exchange Commission on June 29, 2007 as Exhibit 10.1 to the Issuer's Current Report on Form 8-K, and incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits

99.1

Joint Filing Agreement, dated as of July 9, 2007, by and among Fortress Pinnacle Investment Fund LLC, a Delaware limited liability company, FIG Advisors LLC, a Delaware limited liability company, Robert H. Gidel, an individual, FRIT PINN LLC, a Delaware limited liability company, FRIT Holdings LLC, a Delaware limited liability company, Fortress Registered Investment Trust, a Delaware business trust, Fortress Investment Fund LLC, a Delaware limited liability company, Fortress Fund MM LLC, a Delaware limited liability company, FIT GSL LLC, a Delaware limited liability company, FIT Holdings LLC, Fortress Investment Trust II, a Delaware business trust, Fortress Investment Fund II LLC, a Delaware limited liability company, Fortress Fund MM II LLC, a Delaware limited liability company, FIG LLC, a Delaware limited liability company, Fortress Operating Entity I LP, a Delaware limited partnership, FIG Corp., a Delaware corporation, and Fortress Investment Group LLC, a Delaware limited liability company.

99.2

Underwriting Agreement dated June 28, 2007, among Morgan Stanley & Co. Incorporated, Allen & Company LLC and Banc of America LLC, as representatives for the underwriters, Fortress Registered Investment Trust, FRIT Holdings LLC, FRIT PINN LLC, FIT GSL LLC, Fortress Pinnacle Investment Fund, GCP SPV 1, LLC, GCP SPV 2, LLC, Greenhill Capital Partners, LLC, Abrams Capital Partners I, L.P., Abrams Capital Partners II, L.P. and Whitecrest Partners, L.P., as selling shareholders, and Crown Castle International Corp., filed with the Securities and Exchange Commission on June 29, 2007 as Exhibit 10.1 to the Issuer's Current Report on Form 8-K, and incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS PINNACLE INVESTMENT FUND LLC
By:	/s/ Robert H. Gidel
Robert H. Gidel as sole manager of Fortress Pinnacle Investment Fund LLC

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FIG ADVISORS LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer of Fortress Investment Group LLC, managing member of FIG Advisors LLC

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

ROBERT H. GIDEL
/s/ Robert H. Gidel
Robert H. Gidel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FRIT PINN LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Vice President and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FRIT HOLDINGS LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS REGISTERED INVESTMENT TRUST
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS INVESTMENT FUND LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary of Fortress Fund MM LLC, managing member of Fortress Investment Fund LLC

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS FUND MM LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FIT GSL LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FIT HOLDINGS LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS INVESTMENT TRUST II
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS INVESTMENT FUND II LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary of Fortress Fund MM II LLC, managing member of Fortress Investment Fund II LLC

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS FUND MM II LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer and Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FIG LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS INVESTMENT GROUP LLC
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FORTRESS OPERATING ENTITY I LP
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer of FIG Corp, general partner of Fortress Operating Entity I LP

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2007

FIG CORP.
By:	/s/ Randal A. Nardone
Randal A. Nardone as Chief Operating Officer

AMENDED AND RESTATED ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF FIG LLC

The name and principal occupation of the director and each of the executive officers of FIG LLC, the holder of all issued and outstanding shares of beneficial interest of FIG Advisors LLC, the managing member of Fortress Fund MM LLC, the managing member of Fortress Fund MM II LLC, the managing member of Drawbridge Special Opportunities Advisors LLC and the managing member of Drawbridge Global Macro Advisors LLC, are listed below. The principal business address of each of the directors and executive officers of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Peter L. Briger, Jr.	Co-President and Director of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Michael E. Novogratz	Co-President and Director of Fortress Investment Group LLC
Daniel N. Bass	Chief Financial Officer of Fortress Investment Group LLC

DIRECTORS AND EXECUTIVE OFFICERS OF FIG CORP.

The name and principal occupation of the directors and each of the executive officers of FIG Corp., the general partner of Fortress Operating Entity I LP, are listed below. The principal business address of each of the directors and executive officers of FIG Corp. is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Peter L. Briger, Jr.	Co-President and Director of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Michael E. Novogratz	Co-President and Director of Fortress Investment Group LLC
Daniel N. Bass	Chief Financial Officer of Fortress Investment Group LLC
David Brooks	Secretary, Vice President and General Counsel of Fortress Investment Group LLC

DIRECTORS AND EXECUTIVE OFFICERS OF FORTRESS INVESTMENT GROUP LLC

The name and principal occupation of each of the directors and executive officers of Fortress Investment Group LLC, the holder of all of the issued and outstanding shares of FIG Corp., are listed below. The principal business address of each of the directors and executive officers of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Peter L. Briger, Jr.	Co-President and Director of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Michael E. Novogratz	Co-President and Director of Fortress Investment Group LLC
Daniel N. Bass	Chief Financial Officer of Fortress Investment Group LLC
David Brooks	Secretary, Vice President and General Counsel of Fortress Investment Group LLC

GENERAL PARTNER OF FORTRESS OPERATING ENTITY I LP

The name of the general partner of Fortress Operating Entity I LP, the holder of all issued and outstanding shares of beneficial interest of Fortress Investment Group LLC, is FIG Corp. The name and principal occupation of the directors and each of the executive officers of Fortress Investment Group LLC, the holder of all of the issued and outstanding shares of FIG Corp., are listed below. The principal business address of the general partner of Fortress Operating Entity I LP and each of the directors and executive officers of Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Peter L. Briger, Jr.	Co-President and Director of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Michael E. Novogratz	Co-President and Director of Fortress Investment Group LLC
Daniel N. Bass	Chief Financial Officer of Fortress Investment Group LLC
David Brooks	Secretary, Vice President and General Counsel of Fortress Investment Group LLC

EXECUTIVE OFFICERS OF FORTRESS INVESTMENT FUND II LLC

The name and principal occupation of each of the executive officers of Fortress Investment Fund II LLC, the holder of a majority of the issued and outstanding shares of beneficial interest of Fortress Investment Trust II, are listed below. The principal business address of each of the executive officers of Fortress Investment Fund II LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

DIRECTORS AND EXECUTIVE OFFICERS OF FIT GSL LLC

The name and principal occupation of each of the directors and executive officers of FIT GSL LLC are listed below. The principal business address of each of the directors and executive officers of FIT GSL LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds
Jonathan Ashley	Managing Director of Fortress Investment Group LLC

EXECUTIVE OFFICERS OF FORTRESS FUND MM II LLC

The name and principal occupation of each of the executive officers of Fortress Fund MM II LLC, the managing member of Fortress Investment Fund II LLC, are listed below. The principal business address of each of the executive officers of Fortress Fund MM II LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

MANAGERS AND MEMBERS OF FORTRESS INVESTMENT FUND LLC

The name and principal occupation of each of the managers and members of Fortress Investment Fund LLC, the holder of all of the issued and outstanding shares of beneficial interest of Fortress Registered Investment Trust, are listed below. The principal business address of each of the managers and members officers of Fortress Investment Fund LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Peter L. Briger, Jr.	Co-President and Director of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Michael E. Novogratz	Co-President and Director of Fortress Investment Group LLC
Daniel N. Bass	Chief Financial Officer of Fortress Investment Group LLC

EXECUTIVE OFFICERS OF FIT HOLDINGS LLC

The name and principal occupation of each of the executive officers of FIT Holdings LLC, the sole member of FIT GSL LLC, are listed below. The principal business address of each of the managers and members officers of FIT Holdings LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

EXECUTIVE OFFICERS OF FRIT HOLDINGS LLC

The name and principal occupation of each of the executive officers of FRIT Holdings LLC, the sole member of FRIT PINN LLC, are listed below. The principal business address of each of the managers and members officers of FRIT Holdings LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

MANAGERS AND MEMBERS OF FORTRESS FUND MM LLC

The name and principal occupation of each of the managers and members of Fortress Fund MM LLC, the managing member of Fortress Investment Fund LLC, are listed below. The principal business address of each of the managers and members officers of Fortress Fund MM LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

MEMBERS AND MANAGERS OF FRIT PINN LLC

The name and principal occupation of each of the members and managers of FRIT PINN LLC are listed below. The principal business address of each of the members and managers of FRIT PINN LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds
William B. Doniger	Managing Director of Fortress Investment Group LLC

MANAGERS AND MEMBERS OF FIG ADVISORS LLC

The name and principal occupation of each of the managers and members of FIG Advisors LLC, the investment advisor of Fortress Pinnacle Investment Fund LLC, are listed below. The principal business address of each of the managers and members officers of FIG Advisors LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds

TRUSTEES AND EXECUTIVE OFFICERS OF FORTRESS REGISTERED INVESTMENT TRUST

The name and principal occupation of each of the trustees and executive officers of Fortress Registered Investment Trust, the sole member of FRIT Holdings LLC, are listed below. The principal business address of each of the executive officers of Fortress Registered Investment Trust is c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Trustees

NAME	PRINCIPAL OCCUPATION	PRINCIPLE BUSINESS ADDRESS
Carmen Gigliotti	Senior Portfolio Manager, DuPont Pension Fund Investment	DuPont Pension Fund Investment One Righter Pkwy Suite 3200 Wilmington, DE 19803
Amy Diamond	Manager, Private Investments, Northwestern University	Northwestern University 1800 Sherman Ave, Suite 400, Evanston, Il 60201
Doug Gorence	Chief Investment Officer for the University of Minnesota Foundation Investment Advisors	220 S. 6th Street, Suite 1225, Minneapolis, MN 55402
Marcia Haydel	Portfolio Manager, General Motors Investment Management Corporation	General Motors Investment Management Corporation 767 Fifth Avenue New York, NY 10153
Dennis Porterfield	Self-employed	321 Race Track Road Ho-Ho-Kus, NJ 07423
Gary Holt	Investment Officer, Washington State Investment Board	Washington State Investment Board 2100 Evergreen Park Drive SW Olympia, WA 98504
John Sites	Partner, Daystar Partners	Daystar Partners 411 Theodore Fremd Avenue , Suite 100 Rye, NY 10580
Mark Barnard	Director - Private Investments, Howard Hughes Medical Institute	Howard Hughes Medical Institute 4000 Jones Bridge Road Chevy Chase, MD 20815-6789
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC	Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105

Executive Officers

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds
Allison Thrush	Managing Director of Fortress Investment Group LLC

TRUSTEES AND EXECUTIVE OFFICERS OF FORTRESS INVESTMENT TRUST II

The name and principal occupation of each of the trustees and executive officers of Fortress Investment Trust II, the holder of all issued and outstanding shares of beneficial interest of FIT Holdings LLC, are listed below. The principal business address of each of the executive officers of Fortress Investment Trust II is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

Trustees

NAME	PRINCIPAL OCCUPATION	PRINCIPLE BUSINESS ADDRESS
Carmen Gigliotti	Senior Portfolio Manager, DuPont Pension Fund Investment	DuPont Pension Fund Investment One Righter Pkwy Suite 3200 Wilmington, DE 19803
Amy Diamond	Manager, Private Investments, Northwestern University	Northwestern University 1800 Sherman Ave, Suite 400 Evanston, IL 60201
Doug Gorence	Chief Investment Officer for the University of Minnesota Foundation Investment Advisors	220 S. 6th Street, Suite 1225, Minneapolis, MN 55402
Dean Takahashi	Senior Director, Yale University	55 Whitney Avenue, New Haven, CT
Dennis Porterfield	Self- employed	321 Race Track Road Ho-Ho-Kus, NJ 07423
Gary Holt	Investment Officer, Washington State Investment Board	Washington State Investment Board 2100 Evergree Park Drive SW Olympia, WA 98504
John Sites	Partner, Daystar Partners	Daystar Partners 411 Theodore Fremd Avenue, Suite 100 Rye, NY 10580

Mark Barnard	Director – Private Investments, Howard Hughes Medical Institute	Howard Hughes Medical Institute 4000 Jones Bridge Road Chevy Chase, MD 20815-6789
Mike Dire	Director, California State Teachers’ Retirement System	7667 Folsom Blvd, Suite 250 Sacramento, CA 95826
Ron Schmitz	Chief Investment Officer, Oregon State Treasury	100 Labor & Industries Bldg. 350 Winter St., NE Salem, OR 97301-3896
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group Holdings LLC	Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105

Executive Officers

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds
Allison Thrush	Managing Director of Fortress Investment Group LLC

OFFICERS OF FORTRESS PINNACLE INVESTMENT FUND LLC

The name and principal occupation of each of the officers of Fortress Pinnacle Investment Fund LLC are listed below. The principal business address of each of the officers of Fortress Pinnacle Investment Fund LLC is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105.

NAME	PRINCIPAL OCCUPATION
Wesley R. Edens	Chairman of the Board of Directors and Chief Executive Officer of Fortress Investment Group LLC
Robert I. Kauffman	President-Europe and Director of Fortress Investment Group LLC
Randal A. Nardone	Chief Operating Officer and Director of Fortress Investment Group LLC
Jeffrey R. Rosenthal	Chief Financial Officer of Fortress Investment Group LLC's Private Equity Funds
Allison Thrush	Managing Director of Fortress Investment Group LLC